Exhibit 99.1

BANKUNITED, INC. REPORTS THIRD QUARTER 2019 RESULTS

Miami Lakes, Fla. — October 23, 2019 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended September 30, 2019.
For the quarter ended September 30, 2019, the Company reported net income of $76.2 million, or $0.77 per diluted share, compared to $97.3 million, or $0.90 per diluted share, for the quarter ended September 30, 2018. Non-loss share diluted earnings per share, as previously reported, for the quarter ended September 30, 2018 was $0.64.
For the nine months ended September 30, 2019, the Company reported net income of $223.6 million, or $2.23 per diluted share, compared to $272.5 million, or $2.49 per diluted share, for the nine months ended September 30, 2018.
The annualized return on average stockholders’ equity for the nine months ended September 30, 2019 was 10.2%, while the annualized return on average assets was 0.91%.
Rajinder Singh, Chairman, President and Chief Executive Officer, said, "This was another solid quarter of earnings growth, delivering a 20% increase over Non-loss share EPS for the third quarter of the prior year. BankUnited 2.0 implementation continues on track to deliver the target $60 million in pre-tax benefit."
Quarterly Highlights

•
Loans and leases, including equipment under operating lease, grew by $253 million during the quarter ended September 30, 2019. For the nine months ended September 30, 2019, loans and leases grew by $873 million, net of the sale of $168 million in loans from the Pinnacle portfolio during the quarter ended September 30, 2019.

•	The cost of total deposits declined by 0.03% compared to the immediately preceding quarter ended June 30, 2019, to 1.67%.

•
Non-interest bearing demand deposits grew by $506 million for the nine months ended September 30, 2019, to 17.2% of total deposits at September 30, 2019 compared to 15.4% of total deposits at December 31, 2018. Non-interest bearing demand deposits grew by $27 million during the quarter ended September 30, 2019. Total deposits grew by $34 million and $482 million for the quarter and nine months ended September 30, 2019, respectively.

•
Net interest income decreased by $66.3 million to $185.7 million for the quarter ended September 30, 2019 from $252.0 million for the quarter ended September 30, 2018. The net interest margin, calculated on a tax-equivalent basis, was 2.41% for the quarter ended September 30, 2019 compared to 2.52% for the immediately preceding quarter ended June 30, 2019 and 3.51% for the quarter ended September 30, 2018. The most significant reason for the declines in net interest income and the net interest margin for the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018 was the decrease in accretion on formerly covered residential loans.

•
During the quarter ended September 30, 2019, the Company repurchased approximately 0.2 million shares of its common stock for an aggregate purchase price of approximately $8 million. During the nine months ended September 30, 2019, the Company repurchased approximately 4.4 million shares of its common stock for an aggregate purchase price of $150 million, at a weighted average price of $34.39 per share.

•	As previously reported, on September 12, 2019 the Board of Directors of the Company authorized the repurchase of up to an additional $150 million in shares of its outstanding common stock.

•
Six months into the implementation phase, BankUnited 2.0 continues on track to achieve our previously disclosed targets of incremental annual pre-tax impact of $40 million in cost savings and $20 million in revenue lift by mid-2021. Non-interest expense for the quarter and nine months ended September 30, 2019 included costs directly related to BankUnited 2.0 implementation of $2.0 million and $14.5 million, respectively.

•	Book value per common share grew to $30.60 at September 30, 2019 from $29.49 at December 31, 2018 while tangible book value per common share increased to $29.78 from $28.71 over the same period.
Loans and Leases
Loans, including premiums, discounts and deferred fees and costs, totaled $22.9 billion at September 30, 2019 compared to $22.0 billion at December 31, 2018.
A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	September 30, 2019		June 30, 2019		December 31, 2018
Residential and other consumer loans	$5,571,104	24.4%	$5,267,788	23.3%	$4,948,989	22.5%
Multi-family	2,221,525	9.7%	2,383,116	10.5%	2,585,421	11.8%
Non-owner occupied commercial real estate	4,789,673	21.0%	4,862,256	21.5%	4,611,573	21.0%
Construction and land	173,345	0.8%	220,536	1.0%	210,516	1.0%
Owner occupied commercial real estate	1,936,516	8.5%	1,966,004	8.7%	2,007,603	9.1%
Commercial and industrial	4,477,062	19.6%	4,531,948	20.1%	4,312,213	19.6%
National commercial lending platforms
Pinnacle	1,236,121	5.3%	1,269,468	5.7%	1,462,655	6.6%
Bridge - franchise finance	605,896	2.6%	593,005	2.6%	517,305	2.4%
Bridge - equipment finance	682,149	3.0%	677,061	3.0%	636,838	2.9%
Small Business Finance	256,490	1.1%	256,274	1.1%	252,221	1.1%
Mortgage warehouse lending	905,619	4.0%	564,393	2.5%	431,674	2.0%
	$22,855,500	100.0%	$22,591,849	100.0%	$21,977,008	100.0%
Operating lease equipment, net	$696,899		$707,680		$702,354
Loan and lease growth for the quarter ended September 30, 2019 was primarily driven by a $341 million increase in mortgage warehouse outstandings and growth in the residential portfolio of $308 million, of which $182 million was related to our government insured residential loan buyout program. This growth was partially offset by declines in most other portfolio segments, generally driven by payoff activity.
Asset Quality and Allowance for Loan and Lease Losses
For the quarters ended September 30, 2019 and 2018, the Company recorded provisions for loan losses of $1.8 million and $1.2 million, respectively. For the nine months ended September 30, 2019 and 2018, the Company recorded provisions for loan losses of $9.4 million and $13.3 million, respectively. The provision for the quarter and nine months ended September 30, 2018 included a net recovery of $1.8 million and a provision of $12.2 million, respectively, related to taxi medallion loans.
Excluding the net recovery related to taxi medallion loans, the provision for loan losses decreased by $1.3 million for the quarter ended September 30, 2019, as compared to the quarter ended September 30, 2018. Significant factors contributing to this decrease in the provision for loan losses included (i) a decrease in the provision related to specific reserves; offset by (ii) an increase in the provision related to criticized and classified assets not individually evaluated for impairment.
Factors contributing to the decrease in the provision for loan losses for the nine months ended September 30, 2019, as compared to the nine months ended September 30, 2018 included (i) the reduction in the provision related to taxi medallion loans; (ii) a net decrease in the non-taxi provision related to specific reserves and criticized and classified loans not individually evaluated for impairment; offset by (iii) increases related to the relative impact on the provision of changes in certain quantitative and qualitative loss factors.
Non-performing loans totaled $137.6 million or 0.60% of total loans at September 30, 2019, compared to $129.9 million or 0.59% of total loans at December 31, 2018. Non-performing loans included $33.1 million and $17.8 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.14% and 0.08% of total loans at September 30, 2019 and December 31, 2018, respectively.

The ratios of the allowance for loan and lease losses to total loans and to non-performing loans were 0.47% and 78.80%, respectively, at September 30, 2019, compared to 0.50% and 84.63%, at December 31, 2018. The annualized ratio of net charge-offs to average loans was 0.06% for the nine months ended September 30, 2019, compared to 0.28% for the year ended December 31, 2018, of which 0.18% related to taxi medallion loans.
The following table summarizes the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended September 30,
	2019			2018
	Residential and Other Consumer	Commercial	Total	Residential and Other Consumer	Commercial	Total
Beginning balance	$11,236	$100,905	$112,141	$10,338	$124,633	$134,971
Provision	158	1,681	1,839	240	960	1,200
Charge-offs	—	(6,141)	(6,141)	(740)	(12,340)	(13,080)
Recoveries	5	618	623	465	1,184	1,649
Ending balance	$11,399	$97,063	$108,462	$10,303	$114,437	$124,740

	Nine Months Ended September 30,
	2019			2018
	Residential and Other Consumer	Commercial	Total	Residential and Other Consumer	Commercial	Total
Beginning balance	$10,788	$99,143	$109,931	$10,720	$134,075	$144,795
Provision	439	8,934	9,373	334	13,008	13,342
Charge-offs	—	(13,985)	(13,985)	(1,244)	(34,736)	(35,980)
Recoveries	172	2,971	3,143	493	2,090	2,583
Ending balance	$11,399	$97,063	$108,462	$10,303	$114,437	$124,740
Charge-offs related to taxi medallion loans totaled $13.4 million for the nine months ended September 30, 2018.
Deposits
At September 30, 2019, deposits totaled $24.0 billion compared to $23.5 billion at December 31, 2018. The average cost of total deposits was 1.67% for the quarter ended September 30, 2019, compared to 1.70% for the immediately preceding quarter ended June 30, 2019, and 1.35% for the quarter ended September 30, 2018.
Net interest income
Net interest income for the quarter ended September 30, 2019 decreased to $185.7 million from $252.0 million for the quarter ended September 30, 2018. Net interest income was $567.5 million for the nine months ended September 30, 2019, compared to $755.0 million for the nine months ended September 30, 2018. Interest income decreased by $34.3 million and $61.9 million for the quarter and nine month periods, respectively, primarily due to a decrease in both the yield on and average balance of formerly covered residential loans. Interest income on formerly covered residential loans declined by $65.6 million to $15.7 million for the quarter ended September 30, 2019 from $81.3 million for the quarter ended September 30, 2018. Interest income on formerly covered residential loans declined by $198.3 million to $48.5 million for the nine months ended September 30, 2019 from $246.8 million for the nine months ended September 30, 2018. Interest expense increased by $32.0 million and $125.7 million for the quarter and nine month periods, respectively, due to increases in both average interest bearing liabilities and the cost of funds.
The Company’s net interest margin, calculated on a tax-equivalent basis, decreased to 2.41% for the quarter ended September 30, 2019, from 2.52% for the immediately preceding quarter ended June 30, 2019 and 3.51% for the quarter ended September 30, 2018. The Company's net interest margin, calculated on a tax-equivalent basis, was 2.49% for the nine months ended September 30, 2019, compared to 3.56% for the nine months ended September 30, 2018.

The most significant factor impacting the decreases in net interest margin for the quarter and nine months ended September 30, 2019 compared to the quarter and nine months ended September 30, 2018 was the decrease in accretion on formerly covered residential loans. Both the average balance of and yield on these loans declined. The decline in the average balance resulted from the sale of a substantial portion of the loans during 2018. The yield on the remaining loans declined to 35.49% and 34.15%, respectively, for the quarter and nine months ended September 30, 2019 from 79.67% and 71.46%, respectively, for the quarter and nine months ended September 30, 2018, due primarily to changes in assumptions about the remaining period over which accretable yield would be realized, attributable to management's decision to retain certain loans beyond expiration of the Single Family Shared-Loss Agreement.
Other offsetting factors contributing to these declines in the net interest margin included:

•
The tax-equivalent yield on loans other than formerly covered residential loans increased to 4.18% and 4.23%, respectively, for the quarter and nine months ended September 30, 2019, from 4.05% and 3.94%, respectively, for the quarter and nine months ended September 30, 2018. The most significant factor contributing to these increases was the impact of increases in benchmark interest rates during 2018.

•	The tax-equivalent yield on investment securities increased to 3.55% for the nine months ended September 30, 2019 from 3.26% for the nine months ended September 30, 2018.

•
The average rate on interest bearing liabilities increased to 2.14% for both the quarter and nine months ended September 30, 2019, from 1.74% and 1.57%, respectively, for the quarter and nine months ended September 30, 2018, reflecting higher average rates on both interest bearing deposits and FHLB advances. Increases in the cost of interest bearing liabilities primarily reflected the impact of increases in market interest rates.

•
Average non-interest bearing demand deposits increased as a percentage of total deposits for the quarter and nine months ended September 30, 2019 compared to the quarter and nine months ended September 30, 2018.

Non-interest income
Non-interest income totaled $37.9 million and $109.4 million, respectively, for the quarter and nine months ended September 30, 2019 compared to $38.7 million and $98.7 million, respectively, for the quarter and nine months ended September 30, 2018. Excluding the impact of transactions in the formerly covered assets, including Income from resolution of covered assets, Net gain (loss) on FDIC indemnification and Gain on sale of covered loans, non-interest income totaled $27.5 million and $85.2 million for the quarter and nine months ended September 30, 2018.
Factors contributing to the increases in non-interest income, excluding the impact of transactions in the formerly covered assets for 2018, for the quarter and nine months ended September 30, 2019 compared to the corresponding periods in the prior year included:

•
Increases of $3.4 million and $10.8 million, respectively, in gain on investment securities; gains on investment securities related to sales of securities in the course of managing the Company's liquidity position, portfolio duration and mix, and to increases in the fair values of certain marketable equity securities.

•	Lease financing income increased by $4.5 million and $7.1 million, respectively.

•	Deposit service charges and fees increased by $0.5 million and $1.6 million, respectively, beginning to reflect the implementation of some of our BankUnited 2.0 initiatives.
Gain on sale of loans, net included gains from the sale of Pinnacle loans totaling $2.4 million for both the quarter and nine months ended September 30, 2019.
Non-interest expense
Non-interest expense totaled $121.3 million and $368.1 million, respectively, for the quarter and nine months ended September 30, 2019 compared to $170.8 million and $493.9 million, respectively, for the quarter and nine months ended September 30, 2018. The most significant component of these decreases in non-interest expense was the decrease in amortization of the FDIC indemnification asset. The FDIC indemnification asset was amortized to zero during the fourth quarter of 2018 in light of the expected termination of the Single Family Shared-Loss Agreement.

Employee compensation and benefits declined by $8.5 million and $18.6 million for the quarter and nine months ended September 30, 2019 relative to the comparable periods of the prior year, primarily due to a reduction in headcount. Professional fees decreased by $2.3 million during the quarter ended September 30, 2019, primarily due to fees incurred related to the implementation of CECL and certain technology projects during the third quarter of 2018. Professional fees increased by $7.0 million for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. This increase was primarily attributable to consulting services related to our BankUnited 2.0 initiative. Increased technology and telecommunications expense related primarily to investments we are making in cloud technology, our digital platforms, data initiatives and enhancement of some of our risk management capabilities.
Non-interest expense for both the quarter and nine months ended September 30, 2019 included a loss of $3.8 million related to the extinguishment of certain higher cost FHLB advances. Other non-interest expense for both the quarter and nine months ended September 30, 2019 included a loss on the sale of OREO of $2.4 million.
Costs incurred directly related to the implementation of our BankUnited 2.0 initiative during the three and nine months ended September 30, 2019 included professional fees of $0.4 million and $10.7 million, respectively; branch closure expenses of $1.0 million and $2.3 million, respectively; and severance costs of $0.6 million and $1.5 million, respectively.
Provision for income taxes
The effective income tax rate was 24.1% and 25.3% for the quarter and nine months ended September 30, 2019. The effective income tax rate differed from the statutory federal income tax rate of 21% for the quarter and nine months ended September 30, 2019 due primarily to the impact of state income taxes, partially offset by the benefit of income not subject to federal tax.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, October 23, 2019 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.
The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 2673066. A replay of the call will be available from 12:00 p.m. ET on October 23rd through 11:59 p.m. ET on October 30th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 2673066. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $33.0 billion at September 30, 2019, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 77 banking centers in 14 Florida counties and 5 banking centers in the New York metropolitan area at September 30, 2019.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 which is available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	September 30, 2019	December 31, 2018
ASSETS
Cash and due from banks:
Non-interest bearing	$15,401	$9,392
Interest bearing	214,827	372,681
Cash and cash equivalents	230,228	382,073
Investment securities (including securities recorded at fair value of $7,960,656 and $8,156,878)	7,970,656	8,166,878
Non-marketable equity securities	272,789	267,052
Loans held for sale	46,332	36,992
Loans (including covered loans of $201,376 at December 31, 2018)	22,855,500	21,977,008
Allowance for loan and lease losses	(108,462)	(109,931)
Loans, net	22,747,038	21,867,077
Bank owned life insurance	280,839	263,340
Operating lease equipment, net	696,899	702,354
Goodwill and other intangible assets	77,685	77,718
Other assets	628,069	400,842
Total assets	$32,950,535	$32,164,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$4,126,788	$3,621,254
Interest bearing	1,847,301	1,771,465
Savings and money market	10,935,779	11,261,746
Time	7,046,560	6,819,758
Total deposits	23,956,428	23,474,223
Federal funds purchased	175,000	175,000
Federal Home Loan Bank advances	4,930,638	4,796,000
Notes and other borrowings	403,832	402,749
Other liabilities	575,362	392,521
Total liabilities	30,041,260	29,240,493

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 95,070,399 and 99,141,374 shares issued and outstanding	951	991
Paid-in capital	1,077,946	1,220,147
Retained earnings	1,859,055	1,697,822
Accumulated other comprehensive income (loss)	(28,677)	4,873
Total stockholders' equity	2,909,275	2,923,833
Total liabilities and stockholders' equity	$32,950,535	$32,164,326

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Interest income:
Loans	$248,770	$293,543	$738,766	$855,807
Investment securities	69,413	59,319	218,554	165,396
Other	5,219	4,855	15,140	13,145
Total interest income	323,402	357,717	972,460	1,034,348
Interest expense:
Deposits	99,483	75,257	296,891	196,916
Borrowings	38,229	30,492	108,095	82,392
Total interest expense	137,712	105,749	404,986	279,308
Net interest income before provision for loan losses	185,690	251,968	567,474	755,040
Provision for (recovery of) loan losses (including ($50) and $517 for covered loans for the three and nine months ended September 30, 2018)	1,839	1,200	9,373	13,342
Net interest income after provision for loan losses	183,851	250,768	558,101	741,698
Non-interest income:
Income from resolution of covered assets, net	—	3,134	—	10,689
Net gain (loss) on FDIC indemnification	—	3,090	—	(1,925)
Deposit service charges and fees	4,269	3,723	12,389	10,811
Gain on sale of loans, net (including $5,037 and $4,739 related to covered loans for the three and nine months ended September 30, 2018)	5,163	8,691	10,220	12,960
Gain on investment securities, net	3,835	432	13,736	2,938
Lease financing	18,583	14,091	52,774	45,685
Other non-interest income	6,006	5,574	20,329	17,536
Total non-interest income	37,856	38,735	109,448	98,694
Non-interest expense:
Employee compensation and benefits	57,102	65,612	179,586	198,185
Occupancy and equipment	14,673	13,812	42,477	42,355
Amortization of FDIC indemnification asset	—	48,255	—	132,852
Deposit insurance expense	3,781	5,375	12,849	14,810
Professional fees	2,923	5,240	17,731	10,772
Technology and telecommunications	10,994	9,262	34,175	26,121
Depreciation of equipment under operating lease	11,582	9,870	34,883	28,662
Loss on debt extinguishment	3,796	—	3,796	—
Other non-interest expense	16,455	13,372	42,584	40,105
Total non-interest expense	121,306	170,798	368,081	493,862
Income before income taxes	100,401	118,705	299,468	346,530
Provision for income taxes	24,182	21,377	75,826	74,067
Net income	$76,219	$97,328	$223,642	$272,463
Earnings per common share, basic	$0.78	$0.90	$2.23	$2.50
Earnings per common share, diluted	$0.77	$0.90	$2.23	$2.49

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended September 30,
	2019			2018
	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$22,733,875	$252,896	4.43%	$21,311,706	$216,746	4.05%
Covered loans	—	—	—%	408,182	81,302	79.67%
Total loans	22,733,875	252,896	4.43%	21,719,888	298,048	5.47%
Investment securities (3)	8,295,205	70,427	3.40%	7,118,626	60,677	3.41%
Other interest earning assets	573,630	5,219	3.61%	507,318	4,855	3.80%
Total interest earning assets	31,602,710	328,542	4.14%	29,345,832	363,580	4.94%
Allowance for loan and lease losses	(112,784)			(137,784)
Non-interest earning assets	1,652,901			1,859,619
Total assets	$33,142,827			$31,067,667
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,872,573	6,705	1.42%	$1,592,908	4,550	1.13%
Savings and money market deposits	10,907,317	51,229	1.86%	10,483,248	38,520	1.46%
Time deposits	6,845,643	41,549	2.41%	6,728,915	32,187	1.90%
Total interest bearing deposits	19,625,533	99,483	2.01%	18,805,071	75,257	1.59%
Short term borrowings	115,209	670	2.31%	89,218	445	2.00%
FHLB advances	5,414,963	32,252	2.36%	4,772,902	24,743	2.06%
Notes and other borrowings	403,788	5,307	5.26%	402,782	5,304	5.27%
Total interest bearing liabilities	25,559,493	137,712	2.14%	24,069,973	105,749	1.74%
Non-interest bearing demand deposits	3,963,955			3,369,393
Other non-interest bearing liabilities	704,995			520,118
Total liabilities	30,228,443			27,959,484
Stockholders' equity	2,914,384			3,108,183
Total liabilities and stockholders' equity	$33,142,827			$31,067,667
Net interest income		$190,830			$257,831
Interest rate spread			2.00%			3.20%
Net interest margin			2.41%			3.51%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30,
	2019			2018
	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$22,407,271	$751,672	4.48%	$21,073,130	$622,039	3.94%
Covered loans	—	—	—%	460,485	246,811	71.46%
Total loans	22,407,271	751,672	4.48%	21,533,615	868,850	5.39%
Investment securities (3)	8,333,600	221,901	3.55%	6,932,504	169,645	3.26%
Other interest earning assets	532,062	15,140	3.80%	503,378	13,145	3.49%
Total interest earning assets	31,272,933	988,713	4.22%	28,969,497	1,051,640	4.85%
Allowance for loan and lease losses	(113,694)			(141,047)
Non-interest earning assets	1,615,548			1,905,278
Total assets	$32,774,787			$30,733,728
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,783,611	18,569	1.39%	$1,604,666	12,902	1.07%
Savings and money market deposits	11,093,290	156,236	1.88%	10,610,889	100,891	1.27%
Time deposits	6,898,947	122,086	2.37%	6,507,726	83,123	1.71%
Total interest bearing deposits	19,775,848	296,891	2.01%	18,723,281	196,916	1.41%
Short term borrowings	127,908	2,297	2.39%	30,066	445	1.97%
FHLB advances	5,037,299	89,890	2.39%	4,665,799	66,028	1.89%
Notes and other borrowings	403,574	15,908	5.26%	402,809	15,919	5.27%
Total interest bearing liabilities	25,344,629	404,986	2.14%	23,821,955	279,308	1.57%
Non-interest bearing demand deposits	3,835,248			3,327,521
Other non-interest bearing liabilities	654,692			498,368
Total liabilities	29,834,569			27,647,844
Stockholders' equity	2,940,218			3,085,884
Total liabilities and stockholders' equity	$32,774,787			$30,733,728
Net interest income		$583,727			$772,332
Interest rate spread			2.08%			3.28%
Net interest margin			2.49%			3.56%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
c	2019	2018	2019	2018
Basic earnings per common share:
Numerator:
Net income	$76,219	$97,328	$223,642	$272,463
Distributed and undistributed earnings allocated to participating securities	(3,174)	(3,771)	(9,247)	(10,444)
Income allocated to common stockholders for basic earnings per common share	$73,045	$93,557	$214,395	$262,019
Denominator:
Weighted average common shares outstanding	95,075,395	105,063,770	97,113,878	105,914,807
Less average unvested stock awards	(1,098,509)	(1,178,982)	(1,147,988)	(1,170,209)
Weighted average shares for basic earnings per common share	93,976,886	103,884,788	95,965,890	104,744,598
Basic earnings per common share	$0.78	$0.90	$2.23	$2.50
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$73,045	$93,557	$214,395	$262,019
Adjustment for earnings reallocated from participating securities	7	13	20	37
Income used in calculating diluted earnings per common share	$73,052	$93,570	$214,415	$262,056
Denominator:
Weighted average shares for basic earnings per common share	93,976,886	103,884,788	95,965,890	104,744,598
Dilutive effect of stock options and certain share-based awards	285,934	499,431	303,524	512,801
Weighted average shares for diluted earnings per common share	94,262,820	104,384,219	96,269,414	105,257,399
Diluted earnings per common share	$0.77	$0.90	$2.23	$2.49

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Financial ratios (5)
Return on average assets	0.91%	1.24%	0.91%	1.19%
Return on average stockholders’ equity	10.4%	12.4%	10.2%	11.8%
Net interest margin (4)	2.41%	3.51%	2.49%	3.56%

	September 30, 2019	December 31, 2018
Asset quality ratios
Non-performing loans to total loans (1) (3) (6)	0.60%	0.59%
Non-performing assets to total assets (2) (6)	0.43%	0.43%
Allowance for loan and lease losses to total loans (3)	0.47%	0.50%
Allowance for loan and lease losses to non-performing loans (1) (6)	78.80%	84.63%
Net charge-offs to average loans (5)	0.06%	0.28%

	September 30, 2019
	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.7%	9.1%
Common Equity Tier 1 ("CET1") risk-based capital	12.2%	12.9%
Total risk-based capital	12.7%	13.4%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans and government insured residential loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans and government insured residential loans on which interest continues to be accreted or accrued are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three month and nine month periods.

(6)
Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $33.1 million or 0.14% of total loans and 0.10% of total assets, at September 30, 2019; compared to $17.8 million or 0.08% of total loans and 0.06% of total assets, at December 31, 2018.

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at September 30, 2019 (in thousands except share and per share data):

Total stockholders’ equity	$2,909,275
Less: goodwill and other intangible assets	77,685
Tangible stockholders’ equity	$2,831,590

Common shares issued and outstanding	95,070,399

Book value per common share	$30.60

Tangible book value per common share	$29.78
Non-interest income excluding the impact of transactions in the formerly covered assets is a non-GAAP financial measure. Management believes disclosure of this measure provides readers with information that may be useful in comparing current period results to the comparable periods of the prior year. The following table reconciles the non-GAAP financial measurement of Non-interest income excluding the impact of transactions in the formerly covered assets to the comparable GAAP financial measurement of Non-interest income for the periods indicated (in thousands):

	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Non-interest income (GAAP)	$38,735	$98,694
Less: Income from resolution of covered assets	3,134	10,689
Less: Net gain (loss) on FDIC indemnification	3,090	(1,925)
Less: Gain on sale of covered loans	5,037	4,739
Non-interest income, excluding the impact of transactions in the formerly covered assets (non-GAAP)	$27,474	$85,191

Non-loss share diluted earnings per share is a non-GAAP financial measure. Management believes disclosure of this measure provides readers with information that may be useful in understanding the impact of the covered loans and FDIC indemnification asset on the Company’s earnings for periods prior to the termination of the Single Family Shared-Loss Agreement. The following table reconciles this non-GAAP financial measurement to the comparable GAAP financial measurement of diluted earnings per common share for the three months ended September 30, 2018 (in millions except share and per share data. Shares in thousands):

Three Months Ended September 30, 2018
Net Income (GAAP)	$97.3
Less Loss Share Contribution	(28.3)
Net Income as reported, minus Loss Share Contribution	$69.0
Diluted earnings per common share, excluding Loss Share Contribution:
Diluted earnings per common share (GAAP)	$0.90
Less: Net impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	(0.26)
Non-loss share diluted earnings per common share (non-GAAP)	$0.64
Non-loss share diluted earnings per share:
Loss Share Contribution	$28.3
Weighted average shares for diluted earnings per common share (GAAP)	104,384
Impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	0.27
Impact on diluted earnings per common share of Loss Share Contribution:
Loss Share Contribution, net of tax, allocated to participating securities	(1.0)
Weighted average shares for diluted earnings per common share (GAAP)	104,384
Impact on diluted earnings per common share of Loss Share Contribution allocated to participating securities (non-GAAP)	(0.01)
Net impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	$0.26

Supplemental Calculations
Calculation of Loss Share Contribution and Non-Loss Share Earnings Per Share
Non-Loss Share Earnings are calculated by removing the total Loss Share Contribution from Net Income. The Loss Share Contribution is a hypothetical presentation of the impact of the covered loans and FDIC indemnification asset on earnings for each respective quarter, reflecting the excess of Loss Share Earnings over hypothetical interest income that could have been earned on alternative assets (in millions except share and per share data):

Three Months Ended September 30, 2018
Net Income As Reported	$97.3
Calculation of Loss Share Contribution:
Interest Income - Covered Loans (Accretion)	$81.3
Net impact of sale of covered loans	10.4
Amortization of FDIC Indemnification Asset	(48.3)
Loss Share Earnings	43.4
Hypothetical interest income on alternate assets (1)	(4.9)
Loss Share Contribution, pre-tax	38.5
Income taxes (2)	(10.2)
Loss Share Contribution, after tax	$28.3

Net Income as reported, minus Loss Share Contribution	$69.0

Diluted Earnings Per Common Share, as Reported	$0.90
Earnings Per Share, Loss Share Contribution	(0.26)
Non-Loss Share Diluted Earnings Per Share	$0.64

(1)	See section entitled "Supplemental Calculations - Calculation of Hypothetical Interest Income on Alternate Assets" below for calculation of these amounts and underlying assumptions.
(2) An assumed marginal tax rate of 26.5% was applied.

Calculation of Hypothetical Interest Income on Alternate Assets
The hypothetical interest income calculated below reflects the estimated income that may have been earned if the average balance of covered loans and the FDIC indemnification asset were liquidated and the proceeds assumed to be invested in securities at the weighted average yield on the Company’s investment securities portfolio as reported. Historically, cash received from the repayment, sale, or other resolution of covered loans and cash payments received from the FDIC under the terms of the Shared Loss Agreement have generally been reinvested in non-covered loans or investment securities. There is no assurance that the hypothetical results illustrated below would have been achieved if the covered loans and FDIC indemnification asset had been liquidated and proceeds reinvested (dollars in millions):

Three Months Ended September 30, 2018
Average Balances (1)
Average Covered Loans	$408
Average FDIC Indemnification Asset	170
Average Loss Share Asset	$578

Yield
Yield on securities - reported (2)	3.41%
Hypothetical interest income on alternate assets	$4.9

(1)	Calculated as the simple average of beginning and ending balances reported for each period.
(2) The weighted average yield on the Company’s investment securities as reported for the applicable quarter.